Exhibit 99.1

PRESS RELEASE

Naugatuck Valley Financial Corporation Reports 4.5% Increase in Earnings
And Announces Cash Dividend for the Quarter Ended June 30, 2005

        Naugatuck, CT, July 25, 2005. Naugatuck Valley Financial Corporation (the “Company”) (NASDAQ National Market: “NVSL”), the parent company of Naugatuck Valley Savings and Loan (the “Bank”), announced net income of $418,000 for the quarter ended June 30, 2005 versus net income of $400,000 for the quarter ended June 30, 2004, an increase of $18,000 or 4.5%. In addition, for the six month period ended June 30, 2005, the Company announced net income of $821,000 compared to net income of $778,000 for the six months ended June 30, 2004, an increase of $43,000 or 5.5%. Earnings per share for the quarter and six months ended June 30, 2005 was $.06 and $.11 respectively. Because the formation of the Company was completed on September 30, 2004, per share data for the prior comparative periods is not meaningful and therefore is not presented.

        Net interest income for the quarter ended June 30, 2005 totaled $2.7 million compared to $2.1 million for the quarter ended June 30, 2004, an increase of $573,000 or 26.8%. For the six month period ended June 30, 2005, net interest income totaled $5.3 million compared to $4.2 million for the six months ended June 30, 2004, an increase of $1.1 million or 26.0%. The increase in net interest income during the three month period was primarily the result of a 24.5% increase in total interest income while interest expense increased by 19.3%. For the six month period, the increase in net interest income was primarily due to a 19.0% increase in interest income with only a 2.9% increase in interest expense. The increase in net interest income for the three month and six month periods is attributed primarily to an increase in interest earned on commercial mortgages and investments. The average balance of commercial mortgages increased by 47.4% in the three month period and increased by 50.7% in the six month period. The average balance of investments outstanding increased by 47.3% and 34.2% over the same periods. The increases in net interest income were partially offset by an increase in interest expense. Interest expense increased by 19.3% in the three month period and by 2.9% in the six month period. These increases are attributed primarily to rising rates on deposits and borrowings along with increases in the average balances of deposits and borrowings.

        Non interest income was $389,000 for the quarter ended June 30, 2005 compared to $310,000 for the quarter ended June 30, 2004, an increase of 25.5%. For the six months ended June 30, 2005, the increase was 12.7% to $729,000 compared to $647,000 for the period ended June 30, 2004. The increases in both periods were primarily the result of increases in income from loan fees and charges, income from investment advisory services and gains on the sale of investments.

        Non interest expense was $2.5 million for the quarter ended June 30, 2005 compared to $1.9 million for the quarter ended June 30, 2004. The increase was the result of $348,000 in compensation costs, an increase of $77,000 in advertising expenditures and a $58,000 increase in office occupancy expenses over the 2004 period. Non interest expense was $4.9 million for the six months ended June 30, 2005 compared to $3.8 million for the period ended June 30, 2004. The increases in the six month period were in the same categories. These increases are primarily associated with the opening of our sixth office in January of 2005.

        The Company’s total assets increased by $43.2 million, or 16.3%, to $308.6 million at June 30, 2005 from $265.4 million at December 31, 2004. The growth in assets includes a $21.1 million, or 58.3%, increase in investments and a $21.4 million, or 10.5%, increase in loans.

        Total liabilities were $256.6 million at June 30, 2005 compared to $213.9 million at December 31, 2004. Deposits increased by $20.3 million, or 10.5% from $193.4 million at December 31, 2004 to $213.7 million at June 30, 2005, while advances from the Federal Home Loan Bank of Boston increased from $15.8 million at December 31, 2004 to $38.4 million at June 30, 2005. These deposits and borrowings were used to fund investments and loans.

        Total capital was $52.1 million at June 30, 2005 compared to $51.6 million at December 31, 2004, due to net income of $821,000 for the six month period, a net increase to the unrealized loss on available for sale securities of $36,000 and year-to-date dividends of $250,000 paid to stockholders. At June 30, 2005, the Bank’s regulatory capital exceeded the levels required to be categorized as “well capitalized” under applicable regulatory capital guidelines.

        In addition, on July 19, 2005, the Board of Directors of Naugatuck Valley Financial Corporation declared a cash dividend for the quarter ended June 30, 2005, of $.04 per share to stockholders of record on August 5, 2005. Payment of the cash dividend will be made on or about September 1, 2005.

        Naugatuck Valley Financial Corporation is the holding company for Naugatuck Valley Savings and Loan, headquartered in Naugatuck, Connecticut with five other offices in Southwest Connecticut. The Bank is a community-oriented financial institution dedicated to serving the financial service needs of consumers and businesses within its market area.

        This release contains “forward-looking statements” which may describe future plans and strategies, including our expectations of future financial results. Management’s ability to predict results or the effect of future plans or strategies is inherently uncertain. Factors that could affect our actual results include market interest rate trends, the general regional and national economic market, our ability to control costs and expenses, actions by our competitors and their pricing, loan delinquency rates, and changes in federal and state regulation. As we have no control over these factors, they should be considered in evaluating any forward-looking statements and undue reliance should not be placed on such statements. Except as required by applicable law or regulation, Naugatuck Valley Financial Corporation disclaims any obligation to update such forward-looking statements.

SELECTED FINANCIAL CONDITION DATA
	June 30, 2005	December 31, 2004

	(Unaudited) (in thousands)
ASSETS
Cash and due from depository institutions	$4,846	$7,552
Investment in federal funds	1,803	23
Investment securities	57,402	36,264
Loans receivable, net	225,223	203,820
Deferred income taxes	1,130	1,042
Other assets	18,291	16,748

Total assets	$308,695	$265,449

LIABILITIES AND CAPITAL
Liabilities
Deposits	$213,694	$193,366
Advances from Federal Home Loan Bank of Boston	38,400	15,826
Other liabilities	4,496	4,686

Total liabilities	256,590	213,878

Total Capital	52,105	51,571

Total liabilities and Capital	$308,695	$265,449

SELECTED OPERATIONS DATA
	Six Months Ended June 30,		Three Months Ended June 30,
	2005	2004	2005	2004

	(Unaudited) (Dollars in thousands)

Total interest income	$7,239	$6,083	$3,807	$3,057
Total interest expense	1,906	1,852	1,093	916

Net interest income	5,333	4,231	2,714	2,141

Provision for loan losses	32	-	17	-

Net interest income after provision for loan losses	5,301	4,231	2,697	2,141

Noninterest income	729	647	389	310
Noninterest expense	4,908	3,752	2,528	1,869

Income before provision
for income taxes	1,122	1,126	558	582
Provision for income taxes	301	348	140	182

Net Income	$821	$778	$418	$400

Earnings per common share - Basic	$0.11	N/A	$0.06	N/A

SELECTED FINANCIAL RATIOS
SELECTED PERFORMANCE RATIOS: (1)	For the Three Months Ended June 30,
	2005	2004

Return on average assets	0.56%	0.65%
Return on average equity	3.22	7.24
Interest rate spread	3.76	3.73
Net interest margin	3.95	3.76
Efficiency ratio (2)	81.21	75.93

ASSET QUALITY RATIOS:	At June 30,	At December 31,

	2005	2004

	(Dollars in thousands)

Allowance for loan losses	$1,877	$1,829
Allowance for loan losses as a percent of total loans	0.83%	0.89%
Allowance for loan losses as a percent of
nonperforming loans	306.20	306.88
Net charge-offs to average loans
outstanding during the period	-	-
Nonperforming loans	$613	$596
Nonperforming loans as a percent of total loans	0.27	0.26
Nonperforming assets	$659	$664
Nonperforming assets as a percent of total assets	0.21	0.02

(1) All applicable quarterly ratios reflect annualized figures.
(2) Represents non interest expense (less intangible amortization) divided by the sum of net interest income and noninterest income.

Contact: Naugatuck Valley Financial Corporation
John C. Roman or Lee R. Schlesinger
1-203-720-5000